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                                                                 Exhibit (10)(l)
                                                                  PS Group, Inc.
September 28, 1994                                    Annual Report on Form 10-K

Mr. Dennis C. O'Dell
13373 Gelbourne Place
San Diego, CA 92130

Dear Mr. O'Dell:

Following are the terms of the agreement PS Group, Inc. ("PSG") has reached with you regarding your resignation as an officer and employee of PSG and various of its subsidiaries:

     1. You agree to resign from your positions as Vice President, General Counsel and Secretary of PSG effective October 1, 1994. You also agree to resign from any and all positions as a director or officer you currently hold with any PSG subsidiary.

     2. You agree that your Employment Agreement with PSG dated April 1, 1988, as amended April 1, 1989 (the "Employment Agreement") is cancelled as of October 1, 1994 and thereafter will be of no further force and effect.

     3. On September 30, 1994 you will be paid your unpaid salary through that date plus accrued vacation.

     4. In consideration of (i) the cancellation of your Employment Agreement and (ii) the Release (as defined in Section 9 below), you will be paid a total of $233,000 (the "Settlement Amount"). The Settlement Amount will be paid in a lump sum amount on January 2, 1995.

     5. PSG agrees to maintain existing Pacific Mutual whole life insurance policies (the "Policies") on your life in an amount not less than $650,000 until February 1, 2004. Effective February 1, 2004 and thereafter PSG will maintain Policies on your life in an amount not less than $150,000. You will be permitted to designate from time to time the beneficiaries of this insurance. You agree, however, that if the death benefit under the Policies exceeds the amount of life insurance to which you are entitled under this section PSG will be entitled to such excess.

     6. You and your eligible dependents will be entitled to the same medical and dental insurance you have been provided as an officer of PSG until October 1, 1995. Thereafter you will be entitled to purchase insurance under COBRA as is dictated by law (currently a maximum of 18 months).
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Mr. O'Dell                                                    September 28, 1994
Page 2

     7. PSG agrees to review with you periodically the possibility of making a lump sum payment to you of the then present value of your accrued benefits under the Retirement Plan for Corporate Officers of PSG (the "SERP"). You and PSG agree that the methodology used by PSG's actuaries on September 13, 1994 to derive a January 1, 1995 present value of your retirement benefit, but based on an early retirement date of April 1, 1996 along with the currently appropriate discount rate, will be used for future calculations. The first such review will occur in early 1995.

     8. After October 1, 1994 you agree to cooperate with PSG from time to time as is reasonably necessary for the ongoing conduct of PSG's business in those areas where your assistance due to your prior employment could be of value.

     9. In consideration of the commitments herein made by PSG (including the Settlement Amount being paid to you pursuant to Section 4 above) you agree that, except for Retained Rights (as defined below), the obligations of PSG hereunder are in lieu of any claims you may have under the Employment Agreement or otherwise in connection with your positions as an officer or employee of PSG and/or any of its affiliates. Except for your Retained Rights, you also release, discharge and forever hold harmless PSG and its affiliates from and against any claims, liability, actions or causes of action (whether in law or in equity), promises, damages, loss, cost or expense of any nature whatsoever, known or unknown, fixed or contingent, arising out of or connected in any way to (i) your employment with PSG or its affiliates, (ii) your positions as an officer of PSG or any of its affiliates, (iii) the Employment Agreement and (iv) your resignation provided for herein (collectively the "Release"). You acknowledge that the Release is a material part of the consideration PSG is receiving hereunder.

          By giving this Release you shall not be deemed to have given up or waived any rights or claims you may have with respect to (i) PSG's obligations under this letter agreement, (ii) any rights you have under the SERP or (iii) any rights to indemnification you have under
          Article VII of PSG's Certificate of Incorporation (as in effect as of the date hereof), Article XV of PSG's Bylaws (as in effect as of the date hereof) or the Indemnity Agreement between you and PSG dated May 24, 1988. Items (i), (ii) and (iii) of this paragraph are defined collectively as the "Retained Rights."
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Mr. O'Dell                                                    September 28, 1994
Page 3


     10. You acknowledge that you are familiar with the provisions of California Civil Code Secton 1542, which provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          You, being aware of such Code Section, hereby expressly waive any rights you may have thereunder.

Please indicate your acceptance of the terms set forth herein by signing in the space provided below. Please return one fully executed counterpart to me.

PS GROUP, INC.

/s/ Charles E. Rickershauser, Jr.
- ---------------------------------
Charles E. Rickershauser, Jr.
  Chairman of the Board


AGREED TO AND ACCEPTED:


/s/ Dennis C. O'Dell
- ---------------------------------
Dennis C. O'Dell

Date: 9-28-94
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